Exhibit 5.1

250 Vesey street • new york, new york 10281-1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

February 21, 2020

Omnicom Group Inc.

437 Madison Avenue

New York, New York 10022

Re:      $600,000,000 Aggregate Principal Amount of 2.450% Senior Notes Due 2030 of Omnicom Group Inc.

Ladies and Gentlemen:

We are acting as counsel for Omnicom Group Inc., a New York corporation (“OGI”), in connection with the issuance and sale of $600,000,000 aggregate principal amount of 2.450% Senior Notes due 2030 of OGI (the “Notes”), pursuant to the Underwriting Agreement, dated February 19, 2020, by and among OGI, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Notes are being issued pursuant to an indenture, dated as of February 21, 2020, by and between OGI and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 21, 2020, by and between OGI and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of OGI.

For the purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of OGI and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

Omnicom Group Inc.

February 21, 2020

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by OGI and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-236502) (the “Registration Statement”), filed by OGI to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day